EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO CASH DISTRIBUTION FOR MAY

Dallas, Texas, May 20, 2016 – Southwest Bank, as Trustee of the Hugoton Royalty Trust (NYSE – HGT) (the “Trust”), today reported that it will not declare a monthly cash distribution to the holders of its units of beneficial interest for the month of May 2016. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in March.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily
Current Month	1,287,000	42,000	$1.53
Prior Month	1,176,000	41,000	$1.70

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $100,000, production expense of $1,405,000 and overhead of $20,000 resulting in net proceeds of approximately $167,000. The net proceeds resulted in Trust net profits income of approximately $133,000, which was used to offset administrative expenses for the month of approximately $84,000 and replenish the expense reserve by approximately $49,000.

Operated Overhead

The May 2016 distribution includes a one-time reimbursement of approximately $788,000 related to operated overhead corrections for the period January 2014 through February 2016. This reimbursement affects the net profits income under the Kansas, Oklahoma and Wyoming conveyances by approximately $186,000, $320,000 and $282,000, respectively. The increase in net profits income was used to partially recoup excess costs for the Kansas and Wyoming conveyances and to fully recoup excess costs, plus accrued interest, for the Oklahoma conveyance. The remaining net profits income from the Oklahoma conveyance was used to partially replenish the administrative expense reserve. The trustee intends to replenish the expense reserve to the $1,000,000 level prior to the payment of any future distributions to unitholders.

Development Costs

XTO Energy has advised the trustee that based on the revised 2016 development budget, it decreased the monthly development cost deduction from $187,500 to $100,000 beginning in April 2016. Revised 2016 budgeted development costs for the underlying properties are expected to be between $2 million and $4 million. The monthly deduction is based on the current level of development expenditures, budgeted future development costs and the cumulative actual costs under or over the previous deductions. The development cost deduction will continue to be evaluated and revised as necessary.

Excess Costs

XTO Energy has advised the trustee that a one-time reimbursement for overhead corrections led to the partial recovery of excess costs on properties underlying the Kansas and Wyoming net profits interests. However after the partial recovery, there were no remaining proceeds from the properties underlying the Kansas or Wyoming net profits interests to be included in this month’s distribution.

XTO Energy has advised the trustee that a one-time reimbursement for overhead corrections led to the full recovery of excess costs, plus accrued interest, on properties underlying the Oklahoma net profits interests. The remaining net profits income was used to partially replenish the expense reserve.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015.

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Contact:	Nancy Willis Vice President Southwest Bank, Trustee 855-588-7839